Exhibit 10.B.19

Purchase Agreement

Between Apple and Freescale

This Purchase Agreement is between Apple Computer, Inc., a California corporation, with offices at 1 Infinite Loop, Cupertino, CA 95014 (“Apple”) and Freescale Semiconductor, Inc., a Delaware corporation, with offices at 7700 West Parmer Lane, Austin, Texas (“Freescale”). This Purchase Agreement is effective from August 10, 2005.

Purpose

Apple and Freescale have been discussing the pricing and other terms and conditions related to Apple’s purchase of Freescale MPUs. The parties intend that this Purchase Agreement govern their relationship and all Purchase Orders for Freescale MPUs.

Agreement

Definitions

Capitalized terms are defined in Attachment 1.

Purchase and Supply

Freescale agrees to supply and Apple agrees to purchase (or have Authorized Purchasers purchase) MPUs as follows:

WIP Purchase Commitment

Apple or its Authorized Purchasers will purchase the WIP described in Attachment 3 in the manner described in Attachment 3.  All WIP Purchase Orders will be subject to the terms and conditions of this Purchase Agreement, including the terms set forth in Attachments 2-5.

Future Purchase Orders

Apple and its Authorized Purchaser may place Purchase Orders for additional MPUs during the term of this Purchase Agreement. Such Purchase Orders will be subject to the terms and conditions of this Purchase Agreement, except those applicable only to WIP Purchase Orders.

Nothing in this Purchase Agreement, in any MPU forecast, or in any prior discussions or agreements between the parties will give rise to an obligation to place any Purchase Orders other than the WIP Purchase Orders.

Pricing

Pricing for all Purchase Orders for MPUs ordered under this Purchase Agreement will be as set forth in Attachment 2.

Supply Obligation

Freescale agrees to accept and fulfill all Purchase Orders for the MPUs until the earlier of (1) the expiration of this Purchase Agreement or (2) with respect to a specific MPU, until the MPU is discontinued as set forth in Attachment 4. Freescale will acknowledge all Purchase Orders (including Blanket Purchase Orders) and confirm the Delivery Date within 5 business days after they are placed.  Freescale will ship all MPUs ordered on or before the Delivery Date.  If an MPU [**], Freescale will [**] Apple and will [**] Apple’s [**] to the

[**]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

[**] of [**] based on [**] to the [**] for the [**] or [**]. If a delivery will be delayed by more than one day, Freescale will promptly notify Apple, and if it will be delayed by more than two days, Freescale will ship the delayed product on an expedited basis at Freescale’s expense.

Cancellations and Flexibility

Apple and its Authorized Purchasers may only cancel or revise Purchase Orders as set forth in Attachment 4.

Payments

Payment obligations under this Purchase Agreement are set forth in Attachment 5.

Product Warranties

Freescale warrants that the MPUs will [**] and [**] mutually agreed to by Apple and Freescale for [**] after the date of [**], and Freescale will [**] and [**] of any MPUs that [**] or [**] within such warranty period.  This warranty [**] that result from [**] the MPU [**] set forth in the [**].

Independent Efforts and Similar Products

Nothing in this Purchase Agreement will impair Apple’s right to develop, manufacture, purchase or use products or services competitive with those offered by Freescale.

Confidentiality

The terms, conditions and existence of the Purchase Agreement and related negotiations and activities will be considered confidential information of each party governed by the terms of the mutual confidentiality agreement between them dated 5/10/05.

Indemnities

Subject to the limitations and exclusions stated below, Freescale will defend, at Freescale’s expense, any Claim or Suit against Apple or any of its subsidiaries and will indemnify them from any costs and damages finally awarded (including attorney and other professional fees and expenses) and any amounts paid in settlement in connection with such Claim or Suit.  “Claim” means a claim that any MPU furnished by Freescale under this Purchase Agreement infringes (or that the sale, offer for sale, use, or importation of such MPU infringes) a patent or copyright, or misappropriates a trade secret. “Suit” means a lawsuit based on a Claim.

Required Procedures

Freescale will have [**] pursuant to this section [**]: (i) [**] in writing as soon as reasonably practicable after [**]; and (ii) [**] will not be liable for the settlement of a Claim made [**]. [**] may not enter into any settlement that imposes any obligation on [**] or publicize or permit any third party to publicize any settlement of a Claim without [**] prior written consent.  Nothing in this Purchase Agreement will obligate Freescale to knowingly infringe any valid patent or other intellectual property of a third party.  If Freescale has reason to believe that any MPU or portion thereof infringes such an intellectual property right, it will promptly notify Apple and [**] will [**] or [**].  Freescale may [**] such MPUs [**] for [**] and [**] the [**] and [**].  If a Claim is asserted prior to completion of delivery of the MPU, Freescale will notify Apple in writing and [**], and [**]: (i) obtain for Apple the right to use and sell the MPUs; (ii) [**]; or, if neither of the above [**], (iii) [**] of the products and [**] the purchase price paid[**].  [**] will [**] product until [**] has [**] for [**].

Exclusions

Freescale will have no obligation to defend or indemnify Apple if: (i) Apple or any third party altered the MPUs after delivery and the alleged infringement would not have occurred but for such alteration; or (ii) such Claim is based on [**] the MPUs [**] and the MPU would not have infringed but for such [**].

[**]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Injunctions

If there is a credible threat that any MPU will be enjoined as a result of a Suit, Freescale will notify Apple in writing and if Apple requests, and at no expense to Apple: (i) obtain for Apple the right to use and sell the MPUs; (ii) substitute an equivalent product(s) reasonably acceptable to Apple and extend this indemnity to that product(s); or, if neither of the above is possible, (iii) accept the return of the MPUs and refund the purchase price paid for the MPUs.

Limitations on Payable Damages

Freescale [**] of [**] of (1) [**] and (2) [**] for the infringing products, provided, however, that [**] will be [**] the[**] will be [**]

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Term and Termination

This Purchase Agreement and the obligations of the parties will continue in effect until terminated as set forth in this section.

A party may terminate this Purchase Agreement by providing the other party written notice on or after December 31, 2007 that it intends to terminate one year after the date of such written notice. Under no circumstances will this Purchase Agreement terminate before December 31, 2008. Freescale will accept and fulfill all Purchase Orders placed by Apple and its Authorized Purchasers during the one-year notice period, provided that Apple is not in default under this Purchase Agreement.

The following terms shall survive termination of this Purchase Agreement:  Confidentiality, Independent Efforts and Similar Products, Warranties, Indemnities, Disputes, and Miscellaneous.

Miscellaneous

Disputes

If there is a dispute between the parties, the parties agree to escalate the matter for discussion and resolution by designated members of their senior management teams.  If they are unable to resolve the matter within a reasonable period of time, not to exceed 60 days, then the parties may seek to resolve the dispute through a full day, non-binding mediation conducted in Santa Clara County or San Francisco County, California.  Each party must bear its own expenses in connection with the mediation and share equally the fees and expenses of the mediator.  If the parties are unable to resolve the dispute during the mediation, then either party may commence litigation in the state or federal courts.  Either party may seek equitable relief in order to protect its confidential information or intellectual property at any time (without first attempting to resolve the dispute as described above).

Governing Law

This Purchase Agreement and the rights and obligations of the parties will be governed by and construed and enforced in accordance with the laws of the State of California as applied to agreements entered into and to be performed entirely within California between California residents, without regard to conflict of law principles.

Limitation of Liability & Disclaimer of Certain Damages

EXCEPT FOR PERSONAL INJURY, AND EXCEPT FOR THE LIMITED LIABILITIES OTHERWISE PROVIDED IN THE PRODUCT WARRANTIES AND INDEMNITIES, EACH PARTY’S TOTAL LIABILITY, WHETHER FOR BREACH OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE, IS LIMITED TO THE REVENUE RECEIVED BY FREESCALE FOR PRODUCTS SOLD HEREUNDER.  IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES BASED ON ANY BREACH OR DEFAULT OF THE OTHER PARTY TO THE FULL EXTENT SUCH MAY BE DISCLAIMED BY LAW.

Notices

Notices under this Purchase Agreement must be in writing and will be deemed given when actually received if delivered by courier with written proof of delivery, or 10 days after being sent by first class mail, return receipt requested, to the other party at the address below:

For notices to Apple:

To the address set forth on page 1:  Attention:  General Counsel

For notices to Freescale:

To the address set forth on page 1:  Attention:  General Counsel

[**]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

A party may change its address by giving the other written notice as described above.

Severability

If a court of competent jurisdiction holds that any provision of this Purchase Agreement is invalid or unenforceable, the remaining provisions will remain in full force and effect, and the parties will replace the invalid or unenforceable provision with a valid and enforceable provision that achieves the original intent and economic effect of the Purchase Agreement.

Waiver and Construction

Failure to enforce any provision of this Purchase Agreement will not be deemed a waiver of future enforcement of that or any other provision. Section headings are for convenience only and are not to be considered in construing or interpreting this Purchase Agreement. References to “Pages,” “Sections,” and “Attachments” are references to pages and sections of and attachments to this Purchase Agreement. The word “herein” and words of similar meaning refer to this Purchase Agreement in its entirety and not to any particular Section or provision. The word “party” means a party to this Purchase Agreement and the phrase “third party” means any person, partnership, corporation, or other entity not a party to this Purchase Agreement. The words “agrees to”, “will” and “shall” are used in a mandatory, not a permissive, sense, and the word “including” is intended to be exemplary, not exhaustive, and will be deemed followed by “without limitation.”

Entire Agreement

This Purchase Agreement, including any Attachments and any other documents referenced herein, all of which are incorporated herein by reference, constitute the entire understanding and agreement of the parties, whether written or oral, with respect to the subject matter of this Purchase Agreement and supersede all prior and contemporaneous agreements or understandings between the parties with respect such subject matter with the express exception of the parties’ previously executed nondisclosure agreements.  Any different or additional terms and conditions in a Purchase Order (other than the quantity and ship to location), purchase order acknowledgment, on a web site, or otherwise, will be of no force or effect and will not become part of this Purchase Agreement unless accepted in a written amendment signed by both parties.

Amendments

This Purchase Agreement may not be amended or modified except by a written amendment signed by authorized signatories of both parties. To the extent any terms and conditions of the Purchase Agreement conflict with the terms and conditions of any invoice, Purchase Order or purchase order acknowledgment, the terms and conditions in the Purchase Agreement will control.

Counterparts

This Purchase Agreement may be executed in one or more counterparts, each of which will be deemed an original, but which collectively will constitute one and the same instrument.

Acknowledged and agreed by their duly authorized representatives:

Apple Computer, Inc.		Freescale Semiconductor, Inc.

By:	/s/ Sabih Khan	By:	/s/ David Perkins

Title:	VP Operations	Title:	SVP & GM, NCSG

Date:	August 22, 2005	Date:	August 22, 2005

Attachment 1

Definitions

Whenever capitalized in this Purchase Agreement:

“Apple” means Apple Computer, Inc., a California Corporation, with offices at 1 Infinite Loop, Cupertino, CA  95014.

“Authorized Purchaser” means Apple, any of its wholly-owned subsidiaries, and any of its contract manufacturers, original equipment manufacturers or other third parties authorized by Apple to purchase MPUs for use in Apple-branded products or subassemblies for Apple-branded products.

“Blanket Purchase Order” means a blanket order for MPUs to be delivered within the period specified on the blanket order.  Apple and its Authorized Purchasers will place individual Purchase Orders under the Blanket Purchase Order and units will be shipped against those individual Purchase Orders.  The individual Purchase Orders must be for equivalent amounts and types of MPUs and must be for identical Delivery Dates as the corresponding Blanket Purchase Order.  The individual Purchase Orders must be placed no later than 4 weeks after the Blanket Purchase Order and if they aren’t, Freescale will notify Apple in writing and Apple will remedy the situation within 5 business days.  Freescale’s failure to so notify Apple will not be a breach of this Agreement. No units will ship against and Apple will have no liability for cancellation or other charges under a Blanket Purchase Order.  Apple or the Authorized Purchaser (as the case may be) will have liability for cancellation or other charges under the individual Purchase Orders as set forth in Attachment 4.

“Delivery Date” for a particular Purchase Order has the meaning set forth in Attachment 4.

 “Freescale” means Freescale Semiconductor, Inc., a Delaware corporation, with offices at 7700 West Parmer Lane, Austin, Texas.

“MPUs” means those Freescale microprocessors code-named [**] and [**] and listed in Attachment 2, whose specifications and part numbers are specific to Apple, and any other microprocessors the parties may mutually agree to add to this Purchase Agreement after the effective date.

“Purchase Agreement” means this Purchase Agreement between Apple and Freescale, including any attachments, schedules or other documents referenced herein.

“Purchase Order” means written orders for MPUs placed by Apple or an Authorized Purchaser.

“WIP” means the MPU units specifically described in Attachment 3.

[**]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 2

Pricing

Pricing

The purchase price for [**] and [**] MPUs ordered by Apple and its Authorized Purchasers will be as set forth below:

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[**]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 3

WIP

Existing WIP Purchase Orders

Prior to the execution of this Purchase Agreement, Apple and its Authorized Purchasers placed Purchase Orders (“WIP Purchase Orders”) for a total of [**] WIP MPUs.  As of [**], Freescale had shipped [**] of these units.  [**] Apple or its Authorized Purchaser will place replacement Purchase Orders for [**] units, less units already shipped as of the Effective Date within five business days after the Effective Date and will take delivery of the all MPUs under WIP Purchase Orders [**].

Additional WIP Purchase Orders

Contemporaneously with the execution of this Purchase Agreement, Apple or its Authorized Purchasers will place Purchase Orders (“Additional WIP Purchase Orders”) for a total of [**] MPUs, described in more detail below, at the prices set forth in Attachment 2.

Apple will take delivery of all MPUs under the Additional WIP Purchase Orders [**].

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[**]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 4

Purchase Orders

In addition to the other terms in this Purchase Agreement, the following terms apply to all Purchase Orders (including the WIP and Additional WIP Purchase Orders):

Maximum Order Amounts

Except for the WIP Purchase Orders, Freescale will have no obligation to accept any Blanket Purchase Order that orders more [**] MPU units (any combination of MPUs) for delivery in a given week.

Delivery Date

The Delivery Date for Additional WIP Purchase Orders will be the date set forth on the Purchase Order, [**], whichever is earlier. The Delivery Date for all other WIP Purchase Orders will be the date set forth on the Purchase Order or [**], whichever is earlier.

The Delivery Date for all other Purchase Orders will [**] from the date of Freescale’s acknowledgment of the Purchase Order for the first [**]. Each additional [**] units will extend the delivery date by 1 additional week.

After [**], the Delivery Date for each Purchase Order placed under that Blanket Purchase Order will be [**] if and only if Apple [**] as described in the section entitled [**].

Freescale will use [**] all [**] MPU units required for [**] and [**] and deliver such units by [**].

LOAs for [**]

After [**], Apple will provide a letter of authorization (“LOA”) authorizing Freescale to [**] in accordance with [**] and [**]. If Apple terminates the LOA or does not place Purchase Orders (or have its Authorized Purchasers place Purchase Orders) for [**] authorized by the LOA within [**] after the date of the LOA, Apple will [**] for [**] the LOA [**], unless: (i) Freescale did not [**]; (ii) Freescale [**]; (iii) the [**] do not meet all applicable specifications; or (v) Freescale can [**],[**] to [**] for [**],[**] or, if not [**],[**] or [**].

EOL

If Apple’s Blanket Purchase Orders request delivery of less [**] units of an MPU after Apple has requested delivery of less than [**] units of an MPU for three weeks, then Freescale may issue an “end of life” notice (“EOL”) for that MPU.  If Freescale intends to discontinue an MPU, Freescale will give Apple written notice at least 6 months prior to the discontinuation date.  At any time prior to the discontinuation date, Apple and its Authorized Purchasers may place Purchase Orders for the MPU but the Purchase Orders may not request delivery of the MPU on a date later than 6 months after the discontinuation date.

Rescheduling

Reschedules are [**] without [**].  If rescheduled, only the Delivery Date will change, and all other terms and conditions applicable to the Purchase Order will remain in effect.

Remix

Remixes will [**]. If remixed, [**], and all other terms and conditions applicable to the Purchase Order will remain in effect.

[**]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Returns

Returns of [**] MPUs [**].  [**] MPUs may be returned as set forth in the Warranty section of this Purchase Agreement.

Cancellations

Apple and its Authorized Purchasers may cancel Purchase Orders [**]:

(i) the MPUs ordered have not been delivered [**] after the Delivery Date; or

(ii) Apple provides written notice of cancellation in the form attached as Attachment 6, no later than [**] before the Delivery Date of the MPUs ordered. Each [**], Freescale will provide Apple a report showing the expected distribution of MPUs that are at probe so that Apple can make an informed decision regarding cancellations.

If Apple or an Authorized Purchaser cancels a Purchase Order pursuant to subsection (ii), above, it will [**]. Cancellations pursuant to subsection (i), above, will be [**].

If Apple or an Authorized Purchaser wrongfully rejects delivery, revokes acceptance of, or fails to pay for MPUs delivered in accordance with this Purchase Agreement, [**].

Neither Apple nor the Authorized Purchaser will be liable for [**] not expressly set forth in this Section.

[**]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 5

Payments

Payment Terms

Payments for [**] will be due [**] after (i) delivery, or (ii) the invoice date, whichever is later. Payment for all other MPUs delivered pursuant to this Purchase Agreement will be due [**] after, (i) delivery, or (ii) the invoice date, whichever is later.

[**] WIP and Additional WIP Purchase Orders

Within [**] of the execution of this Purchase Agreement, [**] will deliver [**] to [**] the WIP Purchase Orders and Additional WIP Purchase Orders described in Attachment 3 (the [**].  The [**] must be [**] with [**].  The [**] will be [**].

The [**] will provide for [**] to [**] within [**] from [**] of a [**] the [**] to [**] with [**] be described in the [**].  [**] will deliver copies of its [**] and [**] to [**] before or at the same time it presents its demand to the [**].  [**] will be entitled to [**] only for [**] for [**] that remain [**] after such payment was due.  The [**] will not exceed the [**] of such [**].  [**] will pay [**] associated with the [**].

[**] Future Purchase Orders

Within [**] of Freescale’s receipt of any other Purchase Order (other than a WIP Purchase Order or Additional WIP Purchase Order),  [**] will deliver [**] to [**] Purchase Order [**]”).  The [**] must be [**] with a [**] with [**].  [**] will ensure that [**] of the [**] remains at least [**] to [**] of all [**] (including [**] for MPUs (other than the WIP and Additional WIP Purchase Orders), and even if [**],[**] will have [**] to  [**]  that [**] is at least equal to [**] of [**].  The [**] will be valid for at least [**] after the last Delivery Date on any Purchase Order.

The [**] will provide for payment to Freescale within [**] from [**] to the [**] of a [**] the [**] with [**] to be described in the [**].  [**] will deliver copies of its [**] and [**] to [**] before or at the same time it presents its [**] to [**].  Freescale will be entitled to [**] for [**] (other than WIP) delivered in accordance with a Purchase Order or canceled in accordance with Attachment 4 that remain [**] after [**].  The [**] will not exceed [**] of [**].  [**] will pay [**] and [**] associated with [**].

[**]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 6

Cancellation Notice

Date

William Dunnigan

Freescale Semiconductor, Inc.

7700 W. Parmer Lane

Austin, TX 78729

Director of Finance, Networking and Computing Systems Group

Freescale Semiconductor, Inc.

7700 W. Parmer Lane

Austin, TX 78729

Dear Sir;

Apple confirms that they are canceling the following devices:

PO #	Device	Quantity	Price	Cancellation Credit	Extended Price

Total Amount

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[**]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.